Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement pertaining to Southwest Airlines Co. Amended and Restated 1991 Employee Stock Purchase Plan of our reports dated January 29, 2009, with respect to the consolidated financial statements of Southwest Airlines Co. included in its Annual Report (Form 10-K) for the year ended December 31, 2008, and the effectiveness of internal control over financial reporting of Southwest Airlines Co. filed with the Securities and Exchange Commission.

/s/    Ernst & Young, LLP

Dallas, Texas

July 23, 2009